EXHIBIT 99.2

MESABI TRUST Announces Arbitration Final Award

PRESS RELEASE October 8, 2021

October 8, 2021 04:45 PM Eastern Daylight TimeNEW YORK-(BUSINESS WIRE)

AAA Arbitration Final Award

As previously reported, on December 9, 2019, Mesabi Trust initiated arbitration with the American Arbitration Association (“AAA”) against Northshore Mining Company (“Northshore”), the lessee/operator of the leased lands, and its parent, Cleveland-Cliffs Inc. (“Cliffs”). The Trust asserted claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets.

The arbitration was completed before a panel of three arbitrators in July 2021 under the commercial rules of the AAA. The Trust received the final award on October 1, 2021, which awarded the Trust damages in the amount of $2,312,106 for underpaid royalties on DR grade pellets in 2019 and 2020 and interest in the amount of $430,710, calculated through June 30, 2021,  and continuing to accrue until paid. Pursuant to the award, Cliffs must pay the damages award to the Trust no later than October 30, 2021. The Tribunal granted the Trust’s request for a declaration that “for purposes of calculating royalties on intercompany sales, Northshore shall reference all third-party pellet sales, regardless of grade, and select the highest price arm’s length pellet sale from the preceding four quarters.”  The Tribunal denied the Trust’s request for declaratory relief regarding access to information.

Contact:

Mesabi Trust SHR Unit

Deutsche Bank Trust Company Americas

904-271-2520